EXHIBIT 23.4

Consent of Sterne, Agee & Leach, Inc.

We hereby consent to the inclusion of our opinion letter dated January 27, 2015 to the Board of Directors of MoneyTree Corporation (“MoneyTree”) as Appendix C to the Prospectus/Proxy Statement of United Community Banks, Inc. (“United”) and MoneyTree, relating to the proposed merger of MoneyTree with and into United, which Prospectus/Proxy Statement is part of the Registration Statement on Form S-4 of United as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

New York, New York	Sterne, Agee & Leach, Inc.
March 18, 2015	/s/ Sterne, Agee & Leach, Inc.

3500 Lenox Rd., suite 1425 • Atlanta, Georgia 30326

P) 404.814.3906 • w) 404.814.3935 • www.sterneagee.com

Investments since 1901